Exhibit 11

                            READING & BATES CORPORATION
                                  AND SUBSIDIARIES

        COMPUTATION OF EARNINGS PER COMMON SHARE, PRIMARY AND FULLY DILUTED
                 (in thousands except share and per share amounts)
                                  THREE MONTHS ENDED       NINE MONTHS ENDED
                                     SEPTEMBER 30,           SEPTEMBER 30,
                               -----------------------  ----------------------
                                  1994          1993        1994        1993
                               -----------  ----------  ----------  ----------
 PRIMARY EARNINGS PER SHARE:

 Weighted average number of
   common shares outstanding    56,864,290  55,497,016  55,591,631  55,499,649
                                ==========  ==========  ==========  ==========
 Net income (loss)              $   (4,005) $    5,118  $  (11,534) $    5,169

  Less dividends paid on
    $1.625 Convertible
    Preferred Stock                 (1,214)       (837)     (3,644)       (837)
                                ----------  ----------  ----------  ----------
 Adjusted net income (loss)
    applicable to common
    shares  outstanding-
    assuming no dilution        $   (5,219) $    4,281  $  (15,178) $    4,332
                                ==========  ==========  ==========  ==========
 Net income (loss) per common
    share - assuming
    no dilution                 $      (.09) $     .08  $     (.27) $      .08
                                ===========  =========  ==========  ==========
FULLY DILUTED EARNINGS PER SHARE:

 Weighted average number of
    common shares outstanding   56,864,290  55,497,016  55,951,631  55,499,649

 Assume conversion of securities:
   $1.625 Convertible Preferred
       Stock                     8,668,010   6,029,920   8,668,010   2,032,061
   8% Senior Subordinated
       Convertible Debentures      743,497     703,326     743,497     703,326
   8% Convertible Subordinated
       Debentures                   16,661      16,661      16,661      16,661
                                ----------  ----------  ----------  ----------
 Adjusted common shares
   outstanding - fully diluted  66,292,458  62,246,923  65,379,799  58,251,697
                                ==========  ==========  ==========  ==========
 Adjusted net income (loss)
   applicable to common shares
   outstanding - assuming no
   dilution                     $   (5,219) $    4,281  $  (15,178) $    4,332
 Adjustments:
   Interest on 8% Senior
     Subordinated Convertible
     Debentures                        700         603       2,003       1,725
   Interest on 8% Convertible
     Subordinated Debentures           541         508       1,563       1,470
   Dividends paid on $1.625
    Convertible Preferred Stock      1,214         837       3,644         837
                                ----------  ----------  ----------  ----------
 Adjusted net income (loss)
    applicable to common shares
    outstanding - assuming full
    dilution                    $   (2,764) $    6,229  $   (7,968) $    8,364
                                ==========  ==========  ==========  ==========
 Net income (loss) per common
    share - assuming full
    dilution (antidiluive)      $     (.05) $      .10  $     (.12) $      .14
                                ==========  ==========  ==========  ==========